BLUEGREEN VACATIONS

REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2023

BOCA RATON, Florida – August 2, 2023 – Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) (the “Company" or “Bluegreen”) reported today its financial results for the quarter ended June 30, 2023.

Key Highlights as of and for the Quarter Ended June 30, 2023:

•	Net income attributable to shareholders increased 23% to $21.9 million from $17.8 million in the prior year quarter.
•	Diluted Earnings Per Share (“EPS”) increased 54% to $1.34 from $0.87 in the prior year quarter.
•	Total revenue increased 11% to $260.6 million from $235.6 million in the prior year quarter.
•	System-wide sales of vacation ownership interests (“VOIs”) increased 1% to $200.7 million from $198.5 million in the prior year quarter.(1)
•	Number of guest tours increased 1% to 66,916 from 66,376 in the prior year quarter.
•	Vacation packages sold increased 17% to 47,114 compared to 40,395 in the prior year quarter.
•	Vacation packages outstanding of 166,686 as of June 30, 2023, compared to 165,240 as of December 31, 2022 and 184,782 outstanding as of June 30, 2022.
•	Adjusted EBITDA attributable to shareholders increased 17% to $40.7 million from $34.7 million in the prior year quarter. (2)
•

In April 2023, Bluegreen/Big Cedar Vacations LLC, a joint venture between the Company and Bass Pro Shops, acquired Branson Cedars Resort, an 80-acre property adjacent to the joint venture’s Wilderness Club at Big Cedar Resort.

•	In May 2023, Bluegreen acquired an existing property in Nashville, Tennessee, to be converted into a 15-story timeshare resort.
•	In June 2023, Bluegreen completed a private offering and sale of approximately $214.6 million of VOI receivable-backed notes.

Key Highlights as of and for the Six Months Ended June 30, 2023:

•	Net income attributable to shareholders decreased 1% to $33.4 million from $33.8 million in the prior year period.
•	Diluted Earnings Per Share (“EPS”) increased 26% to $2.05 from $1.63 in the prior year period.
•	Total revenue increased 11% to $479.7 million from $430.6 million in the prior year period.
•	System-wide sales of vacation ownership interests (“VOIs”) increased 5% to $367.7 million from $350.1 million in the prior year period.(1)
•	Number of guest tours increased 3% to 118,671 from 115,237 in the prior year period.
•	Vacation packages sold increased 7% to 87,894 compared to 82,385 in the prior year period.
•	Adjusted EBITDA attributable to shareholders increased 8% to $70.8 million from $65.7 million in the prior year period.(2)
•

Free cash flow was an outflow of $58.5 million in the six months ended June 30, 2023, compared to an inflow of $61.1 million for the six months ended June 30, 2022, primarily as a result of the acquisition and development of real estate, an increase in VOI notes receivable originations and timing of changes in working capital.(3)

(1)	See appendix for reconciliation of system-wides sales of VOIs to gross sales of VOIs for each respective period.
(2)	See appendix for reconciliation of Adjusted EBITDA attributable to shareholders to net income attributable to shareholders for each respective period.
(3)	See appendix for reconciliation of free cash flow to net cash provided by operating activities.

Alan B. Levan, Chairman and Chief Executive Officer of Bluegreen Vacations Holding Corporation, commented, “We continue to be excited by our overall performance, which drove a 17% increase in Adjusted EBITDA in the second quarter of 2023. We believe that the results in the second quarter reflect our dual focus on achieving growth while at the same time improving our profit margin. Not only did we achieve a second quarter record $200.7 million of system-wide sales, but we achieved this while also reducing our selling and marketing costs to 53% of system-wide sales in the second quarter of 2023 compared to 57% in the second quarter of 2022.  Our focus on improving the efficiency of our vacation package marketing programs drove marketing costs down, while also producing a 17% increase in vacation package sales in the second quarter of 2023 compared to the second quarter of 2022.  In addition, we realized lower sales commission expense as a percentage of system-wide sales during the 2023 quarter compared to the 2022 quarter.”

“Our system-wide sales were 1% higher in the second quarter of 2023 as compared to the second quarter of 2022. This increase reflected the impact of a 1% increase in guest tours over the prior year quarter, at a consistent sales volume per guest of approximately $3,013. Had it not been for the out of service units in certain Florida properties because of hurricanes in 2022, we believe we would have achieved greater efficiencies and sales of VOIs and we expect to continue to increase efficiency as more of these units are returned to our system in the coming months.  We continue to improve our average sales price per transaction, which increased 4% to $21,456 during the 2023 quarter compared to the 2022 quarter.”

“Our sales of VOIs are driven by the success of our marketing programs, and Bluegreen’s marketing to new customers generally begins with the sale of a vacation package to a prospect. During the second quarter of 2023, we sold 47,114 vacation packages, a 17% increase from the 40,395 we sold in the second quarter of 2022.  This increase was despite closing or going ‘virtual’ at 52 marketing locations on January 1, 2023.  During the second quarter, we reopened four of these locations and are pleased with the early results.”

“We continue to see high demand for leisure travel and specifically for the Bluegreen Vacation Club, and we are pursuing a strategy to expand the offerings of vacation experiences for our owners in some of the most desirable locations in the country.  In April 2023, Bluegreen/Big Cedar Vacations LLC, our joint venture with Bass Pro Shops, acquired the Branson Cedars Resort in Branson, Missouri, an 80-acre property with existing “tiny home” cottages, cabins, treehouses, and resort amenities, and with future development planned. In May 2023, we acquired a 15-story hotel in the historic Printers Alley district of Nashville, Tennessee. These acquisitions are the latest new properties added by Bluegreen in the last year, in addition to adding Presidential Suites and other units at certain of our existing resorts.    While we expect that these expansion initiatives will in the future produce higher revenues and earnings, in the short-term the increased inventory carrying costs and start-up costs put pressure on our operating margin, as well as involve increased or higher acquisition and development expenditures which adversely impacted our free cash flow during 2023 to date.”

“Our strategy of increasing our note receivable portfolio from financed sales of VOIs is also contributing to Adjusted EBITDA.  Net interest spread, which is the excess of interest income from VOI notes receivable over the interest expense from pledging and selling those VOI notes receivable in the capital markets, increased 11% to $21.5 million in the second quarter of 2023 from $19.3 million in the second quarter of 2022.”

“We were also pleased that our Adjusted EBITDA at Resort Management and Club Operations increased by 11% in the second quarter of 2023, to a record $23.1 million from $20.9 million in the second quarter of 2022.  We believe that the results of this segment are important to our continued goal of generating recurring free cash flow and earnings.”

“We believe that, from a balance sheet perspective, we are well positioned to navigate uncertain economic conditions by virtue of our approximately $178.7 million of unrestricted cash on hand and $500.4 million of conditional availability under our lines of credit and receivable purchase facilities as of June 30, 2023. We also believe we have a level of protection from rising interest rates as 54% of our outstanding debt at June 30, 2023 bear interest rates that are currently fixed.  We were pleased to complete a private offering and sale of $214.6 million of VOI receivable-backed notes in June 2023, which we believe evidences our continued ability to raise capital in the securitization markets.  Our plan is to maintain what we believe to be a healthy balance sheet, while continuing our focus on growth and profitability over the long term.” Mr. Levan concluded.

# # #

Financial Results

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Q2 2023 vs Q2 2022 % Change	2023	2022	YTD 2023 vs YTD 2022 % Change

Total revenue	$260.6	$235.6	11%	$479.7	$430.6	11%
Income before non-controlling interest and provision for income taxes	$34.5	$28.0	23%	$54.4	$53.4	2%
Adjusted EBITDA Attributable to shareholders (1)	$40.7	$34.7	17%	$70.8	$65.7	8%

(1)	See Appendix for reconciliation of Bluegreen’s Adjusted EBITDA Attributable to shareholders to Net Income Attributable to shareholders.

Adjusted EBITDA Attributable to Shareholders was $40.7 million for the quarter ended June 30, 2023, including $41.4 million generated by the Sales of VOIs and Financing Segment and $23.1 million produced by the Resort Operations and Club Management segment, partially offset by $19.2 million of corporate overhead and other expenses and $4.6 million of Adjusted EBITDA attributable to a third-party non-controlling interest in Bluegreen/Big Cedar Vacations LLC.  Please see the discussion of Segment Results below for further information.

Adjusted EBITDA Attributable to Shareholders was $70.8 million for the six months ended June 30, 2023, including $76.1 million generated by the Sales of VOIs and Financing Segment and $45.7 million produced by the Resort Operations and Club Management segment, partially offset by $42.4 million of corporate overhead and other expenses and $8.6 million of Adjusted EBITDA attributable to a third-party non-controlling interest in Bluegreen/Big Cedar Vacations LLC.  Please see the discussion of Segment Results below for further information.

Sales of VOIs and Financing Segment

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	Q2 2023 vs Q2 2022 % Change		2023	2022	YTD 2023 vs YTD 2022 % Change

System-wide sales of VOIs	$200.7	$198.5	1%		$367.7	$350.1	5%
Segment adjusted EBITDA	$41.4	$37.4	11%		$76.1	$73.1	4%
Provision for loan losses	16.3%	15.5%	80	bp	16.6%	15.1%	150	bp
Cost of VOIs sold	11.6%	12.6%	(100)	bp	11.9%	12.4%	(50)	bp
Financing revenue, net of financing expense	$21.5	$19.3	11%		$42.6	$38.0	12%

Key Data Regarding Bluegreen’s System-wide sales of VOIs

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	Q2 2023 vs Q2 2022 % Change		2023	2022	YTD 2023 vs YTD 2022 % Change

System-wide sales of VOIs	$200.7	$198.5	1%		$367.7	$350.1	5%
Number of total guest tours	66,916	66,376	1%		118,671	115,237	3%
Average sales price per transaction	$21,456	$20,552	4%		$21,661	$20,410	6%
Sales to tour conversion ratio	14.0%	14.7%	(70)	bp	14.3%	15.0%	(70)	bp
Sales volume per guest ("VPG")	$3,013	$3,016	—%		$3,105	$3,056	2%
Selling and marketing expenses, as a % of system-wide sales of VOIs	53.1%	56.7%	(360)	bp	54.2%	56.1%	(190)	bp
Provision for loan losses	16.3%	15.5%	80	bp	16.6%	15.1%	150	bp
Cost of VOIs sold	11.6%	12.6%	(100)	bp	11.9%	12.4%	(50)	bp

System-wide sales of VOIs increased 1% to $200.7 million during the three months ended June 30, 2023 from $198.5 million for the three months ended June 30, 2022.  The number of guest tours was 1% higher in the 2023 second quarter compared to the 2022 second quarter, while sales volume per guest, or VPG, was relatively consistent between the quarters.  The VPG performance in the second quarter of 2023 was driven by a 4% increase in average sales price per transaction, partially offset by a 70 basis-point decrease in the sale-to-tour conversion rate as we continued to focus on larger transaction sizes.

System-wide sales of VOIs increased 5% to $367.7 million during the six months ended June 30, 2023 from $350.1 million for the six months ended June 30, 2022.  The number of guest tours was 3% higher, while VPG was relatively flat in the six months ended June 30, 2023, as compared to the six months ended June 30, 2022.  The VPG performance in the six months ended June 30, 2023 was driven by a 6% increase in average sales price per transaction, partially offset by a 70 basis-point decrease in the sale-to-tour conversion rate.

Fee-based Sales Commission Revenue

VOI sales of third-party inventory, for which we earn a commission, represented 10% and 11% of System-wide Sales of VOIs during the three and six months ended June 30, 2023, respectively. Fee-based sales commission revenue on such sales was $13.9 million and $25.6 million during the three and six months ended June 30, 2023, respectively, which represented a commission rate of approximately 66% and 65% during those respective periods.

VOI sales of third-party inventory, for which we earn a commission, are expected to be between 9% and 12% of system-wide sales of VOIs for the remainder of 2023.

Provision for Loan Losses

The provision for loan losses as a percentage of gross sales of VOIs was approximately 16% during both the second quarter of 2023 and the second quarter of 2022. The provision for loan losses as a percentage of gross sales of VOIs was approximately 17% during the six months ended June 30, 2023, and 15% during the six months ended June 30, 2022. The increase in the provision for loan losses as a percentage of gross sales of VOIs during the first half of 2023 as compared to the comparable prior year period is primarily a result of a higher proportion of VOI sales that were financed by us, as we actively seek to grow our VOI notes receivable portfolio to generate additional interest income.

The provision for loan losses is expected to be between 16%  and 18% of gross sales of VOIs during the remainder of 2023.

Cost of VOIs Sold

Cost of VOIs sold represented 12%  and 13% of sales of VOIs in the second quarters of 2023 and 2022 and 12% of sales of VOIs during both six months ended June 30, 2023 and 2022, respectively.

Cost of VOIs sold is expected to be between 11% and 13% of sales of VOIs for the remainder of 2023.

Net Carrying Cost of Inventory

The net carrying cost of inventory increased 18% to $4.7 million in the second quarter of 2023 from $4.0 million in the second quarter of 2022.  The net carrying cost of inventory increased 20% to $9.7 million for the six months ended June 30, 2023, from $8.1 million for the six months ended June 30, 2022.  The increase in net carrying cost of inventory reflects lower rental and sampler revenue, partially offset by lower maintenance fees and developer subsidies based on the timing of acquisitions of VOI inventory.  Recent and planned acquisitions of VOI inventory are expected to increase developer subsidies in the near future.

Selling and Marketing Expenses

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	Q2 2023 vs Q2 2022 % Change		2023	2022	YTD 2023 vs YTD 2022 % Change

Selling and marketing expenses, as a % of system-wide sales of VOIs	53.1%	56.7%	(360)	bp	54.2%	56.1%	(190)	bp
Percentage of sales of VOIs to new customers	44.8%	46.4%	(160)	bp	42.1%	44.9%	(280)	bp
Number of Bass Pro and Cabela's marketing locations (1)	130	128	2%		130	128	2%
Number of total guest tours	66,916	66,376	1%		118,671	115,237	3%
Number of vacation packages sold	47,114	40,395	17%		87,894	82,385	7%
Number of vacation packages outstanding, end of the period (2)	166,686	184,782	(10)%		166,686	184,782	(10)%

(1)	As of January 1, 2023, 23 of our Cabela’s marketing locations were converted to unmanned, virtual kiosks, 4 of which were reopened during June 2023.
(2)	Excludes vacation packages sold to customers more than one year prior to the period presented and vacation packages sold to customers who had already toured and purchased VOIs.

Selling and marketing expenses decreased 5% to $106.6 million in the second quarter of 2023 compared to $112.6 million in the second quarter of 2022, despite the 1% increase in system-wide sales during the 2023 quarter compared to the 2022 quarter.   As a percentage of system-wide sales, selling and marketing expenses decreased to 53% in the second quarter of 2023 compared to 57% in the second quarter of 2022.  The decrease in selling and marketing expenses as a percentage of system-wide sales was driven by decreases in our marketing costs and sales commissions expense and a higher proportion of sales to existing owners, which are generally more profitable than sales to new customers.  Sales to new owners increased to 55% of system-wide sales in the second quarter of 2023 from 54% in the second quarter of 2022.

Selling and marketing expenses increased 1% to $199.1 million for the six months ended June 30, 2023, compared to $196.5 million for the six months ended June 30, 2022, primarily driven by the 5% increase in system-wide sales during the 2023 period compared to the 2022 period.   As a percentage of system-wide sales, selling and marketing expenses decreased to 54% for the six months ended June 30, 2023, compared to 56% for the six months ended June 30, 2022.  The decrease in selling and marketing expenses as a percentage of system-wide sales was driven by decreases in our marketing cost and sales commissions expense, both as a percentage of system-wide sales.  Sales to existing owners, which are generally more profitable than sales to new customers, increased to 58% of system-wide sales for the six months ended June 30, 2023, from 55% for the six months ended June 30, 2022.

Marketing expense decreased during the 2023 periods as a result of the previously disclosed transition of kiosks at certain Cabela’s stores to an unmanned, virtual format and exited certain kiosks at malls as of January 1, 2023.  The operation of fewer locations lowered overall costs and allowed us to focus on higher producing locations.  As a result, even with fewer locations, we increased the number of vacation packages sold in the second quarter and the first half of 2023 by 17% and 7%, respectively, over the prior periods. The active pipeline of vacation packages decreased to 166,686 at June 30, 2023 from 184,782 at June 30, 2022 based on vacation packages used or expired, net of new vacation package sales. During the second, third and fourth quarters of 2022, we reorganized our retail marketing operations temporarily reducing our package sales and pipeline of vacation packages.  While there is no assurance that this will continue to be the case, historically, approximately 40%-42% of vacation packages resulted in guest tours at one of Bluegreen’s resorts with a sales center within twelve months of purchase. In addition to this active pipeline, Bluegreen also has a pipeline of approximately 16,400 vacation packages held by customers who already toured and purchased a VOI who have indicated they would tour again.

Selling and marketing expenses are expected to be between 53% and 55% as a percentage of system-wide sales during the remainder of 2023.

General & Administrative Expenses from Sales & Marketing Operations

General and administrative expenses representing expenses directly attributable to sales and marketing operations increased 7% to $15.0 million during the second quarter of 2023 from $14.0 million during the second quarter of 2022 and increased 11% to $26.5 million during the six months ended June 30, 2023 from $23.9 million during the six months ended June 30, 2022.   As a percentage of system-wide sales of VOIs, general and administrative expenses attributable to sales and marketing operations were 7%  during each such periods.

General and administrative expenses representing expenses directly attributable to sales and marketing operations as a percentage of sales are expected to be between 6% and 8% as a percentage of system-wide sales for the remainder of 2023.

Financing Revenue and Financing Expense

Interest income on VOI notes receivable increased 25% to $29.3 million in the second quarter of 2023 compared to $23.4 million in the second quarter of 2022.  Interest income on VOI notes receivable increased 26% to $57.2 million for the six months ended June 30, 2023, compared to $45.5 million for the six months ended June 30, 2022. The increase in interest income on VOI notes receivable reflects a higher balance of VOI notes receivable due to continued VOI sales growth and our efforts to increase the amount of VOI sales that we finance.

Interest expense on receivable-backed notes payable increased 90% to $7.8 million in the second quarter of 2023 compared to $4.1 million in the second quarter of 2022.   Interest expense on receivable-backed notes payable increased 95% to $14.6 million for the six months ended June 30, 2023, compared to $7.5 million for the six months ended June 30, 2022. The increase in interest expense on receivable-backed notes payable reflect higher outstanding receivable-backed notes payable and an increased weighted-average cost of borrowing, associated with increases in interest rates.

Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	Q2 2023 vs Q2 2022 % Change	2023	2022	YTD 2023 vs YTD 2022 % Change

Resort operations and club management revenue	$59.1	$45.5	30%	$110.7	$91.7	21%
Segment Adjusted EBITDA	$23.1	$20.9	11%	$45.7	$41.5	10%
Resorts managed	52	49	6%	52	49	6%

The increases in Resort operations and club management revenue and Adjusted EBITDA in the second quarter 2023 and the six months ended June 30, 2023 compared to the comparable prior year periods, primarily reflect an increase in management fees,  higher reimbursed HOA resort operating costs and three additional resort management contracts, partially offset by higher labor costs of providing such services.

Corporate Overhead, Administrative Expenses, Interest Expense and Other

Corporate General and Administrative Expenses

Corporate general and administrative expenses increased 15% to $25.7 million during the second quarter of 2023 from $22.3 million during the second quarter of 2022.  Corporate general and administrative expenses increased 10% to $52.4 million during the six months ended June 30, 2023, from $47.6 million during the six months ended June 30, 2022.  The increases in expenses during the 2023 periods as compared to the 2022 periods  were primarily associated with higher legal fees, insurance costs and information technology costs.

Interest Expense

Interest expense not related to receivable-backed debt was $10.0 million and $6.2 million during the second quarters of 2023 and 2022, respectively, and $19.6 million and $10.6 million during the six months ended June 30, 2023 and 2022, respectively.  These increases were primarily due to an increase in outstanding debt and a higher weighted-average cost of borrowing due to increased interest rates in the 2023 periods.

Securitization of Vacation Ownership Receivables

In June 2023, Bluegreen completed a private offering and sale of approximately $214.6 million of VOI receivable-backed notes.  The transaction consisted of the issuance of three tranches of notes (collectively, the “Notes”) with a weighted average coupon rate of approximately 6.32% and a maturity date in November 2038. The gross advance rate for the transaction was 85.5%. A portion of the proceeds from the Notes sale was used to pay down one of the Company’s receivable-backed debt facilities with the remainder of the proceeds expected to be used primarily for general corporate purposes.

Additional Information

For more complete and detailed information regarding the Company and its financial results, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 13, 2023, and its Quarterly Report on Form 10- Q for the three months ended June 30, 2023, which is expected to be filed with the SEC on or about August 2, 2023, and will be available on the SEC's website, https://www.sec.gov, and on the Company’s website, www.BVHCorp.com.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA, System-wide Sales of VOIs, and Free Cash Flow. Please see the supplemental tables herein for how these terms are defined and for reconciliations of such measures to the most comparable GAAP financial measures.

About Bluegreen Vacations:

Bluegreen Vacations Holding Corporation (NYSE: BVH; OTCQX: BVHBB) is a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations.  The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with 71 Club and Club Associate Resorts and access to nearly 11,400 other hotels and resorts through partnerships and exchange networks.

For further information, please visit us at:

Bluegreen Vacations Holding Corporation: www.BVHCorp.com

Bluegreen Vacations Holding Corporation Contact Info

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

Telephone: 954-399-7193

Email: Leo.Hinkley@BVHcorp.com

Forward Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar import.  Forward-looking statements involve risks, uncertainties, and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, the risk that the Company is a holding company and, accordingly, will be largely dependent on dividends from Bluegreen to fund its expenses and obligations in future periods, and Bluegreen’s ability to pay dividends will depend on its results and may be limited by the terms of Bluegreen’s indebtedness; risks relating to Bluegreen’s business, operations, financial results, business strategy and prospects; risks related to general economic conditions, including increasing interest rates, inflationary trends, a potential recession and supply chain issues, and our ability to successfully navigate any adverse condition; competitive conditions; labor market conditions, including costs and shortages of labor, and its impact on Bluegreen’s operations and sales; risks related to changes made to our vacation package programs and their impact on sales, including that the goal of improving the efficiency of Bluegreen’s marketing expenditures may not result in the benefits anticipated; risks related to our investments in sales and marketing efforts and infrastructure, including their impact on our cash flow and the risk that they may not result in the benefits anticipated; risks related to resort acquisitions and our pursuit of acquisition and development opportunities, including that acquired resorts may not open when planned, the costs and risks of development and renovation activities, including potential construction delays and environmental issues may be greater than anticipated, that we may not be successful in identifying or consummating acquisition or development opportunities in the future, and that acquired or developed resorts may not be successfully operated or result in the benefits anticipated; risks relating to our liquidity and the availability of capital;, that the Company may not realize the benefits of its securitizations to the extent anticipated or at all, and that the Company’s receivable loan portfolio won’t perform as anticipated; the risk that our allowance for loan losses may not be adequate and, accordingly, may need to be increased in the future, the risk that Bluegreen’s default rates will increase and exceed expectations; risks related to Bluegreen’s efforts to address the actions of timeshare exit firms and the increase in default rates associated therewith are not successful, or otherwise; risks related to our indebtedness, including the potential for accelerated maturities and debt covenant violations; the impact of public health and general economic conditions, including inflation, on Bluegreen’s consumers, including their income and level of  discretionary spending, and on consumer traffic at retail locations; the risk that our core strategy of primarily offering a ‘drive-to’ network of resorts will not continue to serve as a growth driver; the risk that resort operations and club management segment may not continue to produce recurring EBITDA and free cash flow; risks that Bluegreen’s current or future marketing alliances and arrangements, including its marketing arrangements with Bass Pro, NASCAR and the Choice Hotels program, may not be renewed and will expire pursuant to their terms and may not be profitable; the risk that vacation package sales, including those in the pipeline, may not convert to tours and/or VOI sales at anticipated or historical rates; the risk that efforts to reactivate older vacation packages which have not been used may not be successful; the risk that resort occupancies may not continue at current or historical levels or meet expectations; our ability to successfully implement strategic plans and initiatives, generate earnings and long-term growth may not result in increased sales, revenues or efficiencies, or otherwise be successful; risks that construction defects, structural failures or natural disasters at or in proximity to Bluegreen’s resort; risks related to expansion of the resort network in existing and to new locations, including that such expansion may not be successful and may increase the Company’s debt and decrease the Company’s free cash flow; risks related to the mix of sales to new customers and existing owners, including that the level of sales to new customers may not be maintained, or support net owner growth in the future; risks regarding the amount of shares, if any, which may be repurchased by the Company in the future, the benefits to the Company, if any, of repurchasing shares, the timing of any share repurchases, and the availability of funds for the repurchase of shares; the risk that quarterly dividend payments may not be declared at the current level in the future, on a regular basis as anticipated, or at all; and the additional risks and uncertainties described in the Company's filings with the SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (including the “Risk Factors” section thereof), which was filed on March 13, 2023, and the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2023, which is expected to be filed on August 2, 2023. The Company cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements. In addition, past performance may not be indicative of future results.

 BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$178,740	$175,683
Restricted cash ($27,027 and $19,461 in VIEs at June 30, 2023
and December 31, 2022, respectively)	52,213	50,845
Notes receivable	842,481	763,801
Less: Allowance for loan losses	(223,894)	(211,311)
Notes receivable, net ($392,612 and $354,403 in VIEs
at June 30, 2023 and December 31, 2022, respectively)	618,587	552,490
Vacation ownership interest ("VOI") inventory	447,963	389,864
Property and equipment, net	87,331	85,915
Intangible assets, net	61,293	61,293
Operating lease assets	20,911	22,963
Prepaid expenses	25,566	23,833
Other assets	32,979	35,499
Total assets	$1,525,583	$1,398,385

LIABILITIES AND EQUITY
Liabilities
Accounts payable	$25,843	$21,389
Deferred income	16,828	15,675
Accrued liabilities and other	118,232	110,048
Receivable-backed notes payable - recourse	19,457	20,841
Receivable-backed notes payable - non-recourse (in VIEs)	505,468	440,781
Note payable to BBX Capital, Inc.	35,000	50,000
Note payable and other borrowings	240,355	218,738
Junior subordinated debentures	136,591	136,011
Operating lease liabilities	25,472	27,716
Deferred income taxes	120,275	113,193
Total liabilities	1,243,521	1,154,392
Commitments and Contingencies - See Note 9
Equity
Preferred stock of $0.01 par value; authorized 10,000,000 shares	—	—
Class A Common Stock of $0.01 par value; authorized 30,000,000 shares;
issued and outstanding 12,204,198 in 2023 and 12,165,825 in 2022	122	122
Class B Common Stock of $0.01 par value; authorized 4,000,000 shares;
issued and outstanding 3,664,117 in 2023 and 2022	37	37
Additional paid-in capital	49,849	46,821
Accumulated earnings	151,277	124,680
Total Bluegreen Vacations Holding Corporation equity	201,285	171,660
Non-controlling interest	80,777	72,333
Total equity	282,062	243,993
Total liabilities and equity	$1,525,583	$1,398,385

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue:
Gross sales of VOIs	$179,685	$170,787	$328,544	$286,395
Provision for loan losses	(29,324)	(26,526)	(54,570)	(43,105)
Sales of VOIs	150,361	144,261	273,974	243,290
Fee-based sales commission revenue	13,881	18,850	25,572	42,934
Other fee-based services revenue	36,045	32,785	69,345	63,991
Cost reimbursements	26,300	16,168	47,669	34,232
Interest income	30,953	23,506	59,788	45,704
Other income, net	3,078	—	3,342	473
Total revenues	260,618	235,570	479,690	430,624
Costs and Expenses:
Cost of VOIs sold	17,387	18,221	32,717	30,063
Cost of other fee-based services	16,667	13,592	31,248	26,354
Cost reimbursements	26,300	16,168	47,669	34,232
Interest expense	17,741	10,356	34,210	18,114
Selling, general and administrative expenses	148,053	149,158	279,492	268,457
Other expense, net	—	68	—	—
Total costs and expenses	226,148	207,563	425,336	377,220
Income before income taxes	34,470	28,007	54,354	53,404
Provision for income taxes	(8,019)	(6,171)	(12,498)	(12,361)
Net income	26,451	21,836	41,856	41,043
Less: Income attributable to noncontrolling interests	4,538	4,052	8,444	7,272
Net income attributable to shareholders	$21,913	$17,784	$33,412	$33,771

Comprehensive income attributable to shareholders	$21,913	$17,784	$33,412	$33,771

Basic earnings per share (1)	$1.38	$0.88	$2.11	$1.65
Diluted earnings per share (1)	$1.34	$0.87	$2.05	$1.63
Basic weighted average number of common shares outstanding	15,868	20,226	15,864	20,500
Diluted weighted average number of common and common equivalent shares outstanding	16,310	20,389	16,278	20,678
Cash dividend declared per Class A and B common shares	$0.20	$0.15	$0.40	$0.15

(1)	Basic and Diluted EPS are calculated the same for both Class A and B common shares.

BLUEGREEN VACATIONS HOLDING CORPORATION

ADJUSTED EBITDA ATTRIBUTABLE TO SHAREHOLDERS RECONCILIATION

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
(in thousands)
Net income attributable to shareholders	$21,913	17,784	$33,412	33,771
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	4,538	4,052	8,444	7,272
Net Income	26,451	21,836	41,856	41,043
Add: Depreciation and amortization	3,867	3,852	7,839	7,773
Less: Interest income (other than interest earned on
VOI notes receivable)	(1,677)	(132)	(2,550)	(195)
Add: Interest expense - corporate and other	9,980	6,241	19,605	10,603
Add: Provision for income taxes	8,019	6,171	12,498	12,361
EBITDA	46,640	37,968	79,248	71,585
Add: Share-based compensation expense	1,578	817	3,037	1,562
Sale of vacant land and other assets	(2,909)	6	(2,927)	(38)
Adjusted EBITDA	45,309	38,791	79,358	73,109
Adjusted EBITDA attributable to the non-controlling interest	(4,597)	(4,115)	(8,560)	(7,385)
Adjusted EBITDA attributable to shareholders	$40,712	34,676	$70,798	65,724

The Company defines EBITDA as earnings, or net income, before taking into account income tax, interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by VOI notes receivable), and depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, adjusted to exclude amounts of loss (gain) on assets held for sale, share-based compensation expense, and items that the Company believes are not representative of ongoing operating results. Adjusted EBITDA Attributable to Shareholders is Adjusted EBITDA excluding amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which Bluegreen owns a 51% interest). For purposes of the calculation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders, no adjustments were made for interest income earned on VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the ordinary operations of the Company’s business.

The Company considers EBITDA, Adjusted EBITDA, and Adjusted EBITDA Attributable to Shareholders to be indicators of operating performance, and they are used by the Company to measure its ability to service debt, fund capital expenditures and expand its business. EBITDA and Adjusted EBITDA are also used by companies, lenders, investors and others because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders are not recognized terms under GAAP and should not be considered as an alternative to net income or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing results as reported under GAAP. The limitations of using EBITDA, Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders as an analytical tool include, without limitation, that EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect (i) changes in, or cash requirements for, working capital needs; (ii) interest expense, or the cash requirements necessary to service interest or principal payments on indebtedness (other than as noted above); (iii) tax expense or the cash requirements to pay taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that the Company does not believe to be indicative of future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect any cash that may be required for such replacements. In addition, the Company’s definition of Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders may not be comparable to definitions of Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders or other similarly titled measures used by other companies.

BLUEGREEN VACATIONS HOLDING CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION (1)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Gross sales of VOIs	$179,685	$170,787	$328,544	$286,395
Add: Fee-Based sales	21,022	27,760	39,109	63,697
System-wide sales of VOIs	$200,707	$198,547	$367,653	$350,092

(1)

System-wide Sales of VOIs is a non-GAAP measure and represents all sales of VOIs, whether owned by Bluegreen or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in the Bluegreen Vacation Club through the same selling and marketing process Bluegreen uses to sell its VOI inventory. The Company considers system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by its sales and marketing operations without regard to whether Bluegreen or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing results as reported under GAAP.

BLUEGREEN VACATIONS HOLDING CORPORATION

FREE CASH FLOW RECONCILIATION (1)

	For the Three Months Ended June 30,
(in thousands)	2023	2022
Net cash (used in) provided by operating activities	$(49,868)	$68,924
Purchases of property and equipment	(8,666)	(7,867)
Free Cash Flow	$(58,534)	$61,057

(1)

Free cash flow is a non-GAAP measure defined as cash provided by operating activities less capital expenditures for property and equipment.  The Company focuses on the generation of free cash flow and considers free cash flow to be a useful supplemental measure of its ability to generate cash flow from operations and is a supplemental measure of liquidity.  Free cash flow should not be considered as an alternative to cash flow from operating activities as a measure of liquidity.  The Company’s computation of free cash flow may differ from the methodology used by other companies.  Investors are cautioned that items excluded from free cash flow are a significant component in understanding and assessing the Company’s financial performance.

BLUEGREEN VACATIONS HOLDING CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2023		2022		2023		2022
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Bluegreen owned VOI sales (1)	$179,685	90	$170,787	86	$328,544	89	$286,395	82
Fee-Based VOI sales	21,022	10	27,760	14	39,109	11	63,697	18
System-wide sales of VOIs	200,707	100	198,547	100	367,653	100	350,092	100
Less: Fee-Based sales	(21,022)	(10)	(27,760)	(14)	(39,109)	(11)	(63,697)	(18)
Gross sales of VOIs	179,685	90	170,787	86	328,544	89	286,395	82
Provision for loan losses (2)	(29,324)	(16)	(26,526)	(16)	(54,570)	(17)	(43,105)	(15)
Sales of VOIs	150,361	75	144,261	73	273,974	75	243,290	69
Cost of VOIs sold (3)	(17,387)	(12)	(18,221)	(13)	(32,717)	(12)	(30,063)	(12)
Gross profit (3)	132,974	88	126,040	87	241,257	88	213,227	88
Fee-Based sales commission revenue (4)	13,881	66	18,850	68	25,572	65	42,934	67
Financing revenue, net of financing expense	21,515	11	19,259	10	42,633	12	37,998	11
Other expense	(845)	0	(358)	0	(1,545)	0	(510)	0
Other fee-based services, title operations and other, net	1,120	1	2,467	1	2,407	1	4,598	1
Net carrying cost of VOI inventory	(4,719)	(2)	(4,013)	(2)	(9,699)	(3)	(8,067)	(2)
Selling and marketing expenses	(106,598)	(53)	(112,571)	(57)	(199,125)	(54)	(196,457)	(56)
General and administrative expenses - sales and marketing	(14,957)	(7)	(13,971)	(7)	(26,455)	(7)	(23,932)	(7)
Operating profit - sales of VOIs and financing	42,371	21%	35,703	18%	75,045	20%	69,791	20%
Add: Depreciation and amortization	1,897		1,665		3,931		3,314
Sale of vacant land and other assets	(2,912)		—		(2,893)		—
Adjusted EBITDA - sales of VOIs and financing	$41,356		$37,368		$76,083		$73,105

(1)	Bluegreen owned sales represent sales of VOIs acquired or developed by Bluegreen.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs unless otherwise indicated in the above footnotes.